Exhibit 99.1

New Mountain Finance Corporation Announces Financial Results for the Quarter and Year Ended December 31, 2017

Reports Net Investment Income of $0.35 per Weighted Average Share and Net Asset Value of $13.63 per Share

Declares First Quarter 2018 Distribution of $0.34 per Share

NEW YORK--(BUSINESS WIRE)--February 28, 2018--New Mountain Finance Corporation (NYSE:NMFC) (the "Company", "we", "us" or "our") today announced its financial results for the quarter and year ended December 31, 2017 and reported fourth quarter net investment income of $0.35 per weighted average share. At December 31, 2017, net asset value ("NAV") per share was $13.63, an increase of $0.02 per share from September 30, 2017, and an increase of $0.17 per share from December 31, 2016. The Company also announced that its board of directors declared a first quarter distribution of $0.34 per share, which will be payable on March 29, 2018 to holders of record as of March 15, 2018.

Selected Financial Highlights

(in thousands, except per share data)	December 31, 2017
Investment Portfolio(1)	$1,850,872
Total Assets	$1,928,018
Total Statutory Debt(2)	$735,275
NAV	$1,034,975

NAV per Share	$13.63
Statutory Debt/Equity	0.71x

Investment Portfolio Composition	December 31, 2017	Percent of Total
First Lien	$693,563	37.5%
Second Lien(1)	708,162	38.2%
Subordinated	70,257	3.8%
Preferred Equity	197,337	10.7%
Investment Fund	102,400	5.5%
Common Equity and Other(3)	79,153	4.3%
Total	$1,850,872	100.0%

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(1)	Includes collateral for securities purchased under collateralized agreements to resell.
(2)	Excludes the Company's United States ("U.S.") Small Business Administration ("SBA")-guaranteed debentures.
(3)	Includes investments held in New Mountain Net Lease Corporation.

We believe that the strength of the Company’s unique investment strategy – which focuses on acyclical "defensive growth" companies that are well researched by New Mountain Capital, L.L.C. ("New Mountain"), a leading alternative investment firm, is underscored by continued stable credit performance. The Company has had only seven portfolio companies, representing approximately $112 million of the cost of all investments made since inception in October 2008, or approximately 2.1% of $5.3 billion, go on non-accrual.

Robert A. Hamwee, CEO, commented: "The fourth quarter represented another solid quarter of performance for NMFC. We originated $190 million of investments and once again had no new investments placed on non-accrual. Additionally, over the last twelve months, we are pleased to have maintained a steady portfolio yield while increasing book value."

"As managers and as significant stockholders personally, we are pleased with the completion of another successful quarter and year," added Steven B. Klinsky, NMFC Chairman. "We have continued to build New Mountain as a firm and team, and now employ over 130 individuals and have substantially added to the team over the past year. We believe New Mountain’s focus on team building and acyclical “defensive growth” industries continues to be a successful strategy."

Portfolio and Investment Activity1

As of December 31, 2017, the Company’s NAV was approximately $1,035.0 million and its portfolio had a fair value of approximately $1,850.9 million in 85 portfolio companies, with a weighted average YTM at Cost2 of approximately 10.9%. For the three months ended December 31, 2017, the Company made approximately $190.0 million of originations and commitments3. The $190.0 million includes approximately $151.3 million of investments in eight new portfolio companies and approximately $38.7 million of follow-on investments in eight portfolio companies held as of September 30, 2017. For the three months ended December 31, 2017, the Company had approximately $11.8 million of sales3 and cash repayments3 of approximately $212.9 million.

Consolidated Results of Operations

Quarterly Results

The Company’s total investment income and total adjusted investment income4 for the three months ended December 31, 2017 and 2016 were approximately $53.3 million and $43.8 million, respectively. For the three months ended December 31, 2017 and 2016, the Company’s total investment income and total adjusted investment income4 consisted of approximately $37.4 million5 and $36.3 million5 in cash interest income from investments, respectively, approximately $1.8 million and $1.5 million in payment-in-kind ("PIK") and non-cash interest income from investments, respectively, prepayment penalties of approximately $1.8 million and $1.0 million, respectively, net amortization of purchase premiums/discounts of approximately $2.7 million and $0.7 million, respectively, PIK and non-cash dividend income of approximately $6.1 million and $1.0 million, respectively, and approximately $3.5 million and $3.3 million in other income, respectively.

The Company's total net expenses after income tax expense for the three months ended December 31, 2017 and 2016 were approximately $26.6 million and $20.8 million, respectively. Total net expenses after income tax expense for the three months ended December 31, 2017 and 2016 consisted of approximately $10.2 million and $7.9 million, respectively, of costs associated with the Company's borrowings and approximately $13.8 million and $11.6 million, respectively, in net management and incentive fees. Since the Company's initial public offering ("IPO"), the base management fee calculation has deducted the borrowings under the New Mountain Finance SPV Funding, L.L.C. credit facility (the "SLF Credit Facility"). The SLF Credit Facility had historically consisted of primarily lower yielding assets at higher advance rates. As part of an amendment to the Company’s existing credit facilities with Wells Fargo Bank, National Association, the SLF Credit Facility merged with and into the New Mountain Finance Holdings, L.L.C. credit facility (the "Holdings Credit Facility") on December 18, 2014. Post credit facility merger and to be consistent with the methodology since the IPO, New Mountain Finance Advisers BDC, L.L.C. (the "Investment Adviser") will continue to waive management fees on the leverage associated with those assets that share the same underlying yield characteristics with investments that were leveraged under the legacy SLF Credit Facility, which as of December 31, 2017 and 2016 totaled approximately $281.2 million and $297.3 million, respectively. For the three months ended December 31, 2017 and 2016, management fees waived were approximately $1.2 million and $1.1 million, respectively. The Investment Adviser cannot recoup management fees that the Investment Advisor has previously waived. The Company’s net direct and indirect professional, administrative, other general and administrative and income tax expenses for the three months ended December 31, 2017 and 2016 were approximately $2.6 million and $1.3 million, respectively.

For the three months ended December 31, 2017 and 2016, the Company recorded approximately $0.1 million and ($18.9) million of net realized gains and adjusted net realized losses, respectively, and $0.5 million and $30.0 million of net changes in unrealized appreciation (depreciation) and adjusted net changes in unrealized appreciation (depreciation) of investments and securities purchased under collateralized agreements to resell, respectively. For the three months ended December 31, 2017 and 2016, provision for taxes was approximately ($0.4) million and ($0.2) million, respectively, related to differences between the computation of income for United States ("U.S.") federal income tax purposes as compared to accounting principles generally accepted in the United States ("GAAP").

Annual Results

The Company's total investment income and total adjusted investment income4 for the years ended December 31, 2017 and 2016 were approximately $197.8 million and $168.0 million, respectively. For the years ended December 31, 2017 and 2016, the Company’s total investment income and total adjusted investment income4 consisted of approximately $149.7 million5 and $144.2 million5 in cash interest income from investments, prepayment penalties of approximately $4.9 million and $4.9 million, respectively, approximately $6.4 million and $4.3 million in PIK and non-cash interest income from investments, respectively, net amortization of purchase premiums/discounts of approximately $9.2 million and $3.0 million, respectively, cash dividend income of approximately $0.2 million and $0.2 million, respectively, PIK and non-cash dividend income of approximately $17.8 million and $3.2 million, respectively, and approximately $9.6 million and $8.2 million in other income, respectively.

The Company's total net expenses after income tax expense for the years ended December 31, 2017 and 2016 were approximately $95.6 million and $80.0 million, respectively. Total net expenses after income tax expense for the years ended December 31, 2017 and 2016 consisted of approximately $37.1 million and $28.4 million, respectively, of costs associated with the Company’s borrowings and approximately $50.4 million and $44.7 million, respectively, in net management and incentive fees. For the years ended December 31, 2017 and 2016, management fees waived were approximately $5.6 million and $4.8 million, respectively, and incentive fees waived were approximately $1.8 million and $0, respectively. The Company’s net direct and indirect professional, administrative, other general and administrative and income tax expenses for the years ended December 31, 2017 and 2016 were approximately $8.1 million and $6.9 million, respectively.

For the years ended December 31, 2017 and 2016, the Company recorded approximately ($39.7) million in net realized losses and approximately ($16.9) million in adjusted net realized losses, respectively, and $46.8 million of net changes in unrealized appreciation (depreciation) of investments and securities purchased under collateralized agreements to resell and $40.0 million of adjusted net changes in unrealized appreciation (depreciation) of investments and securities purchased under collateralized agreements to resell. For the years ended December 31, 2017 and 2016, benefit for taxes was approximately $0.1 million and $0.6 million, related to differences between the computation of income for U.S. federal income tax purposes as compared to GAAP.

Liquidity and Capital Resources

As of December 31, 2017, the Company had cash and cash equivalents of approximately $34.9 million and total statutory debt outstanding of approximately $735.3 million6, which consisted of approximately $312.4 million of the $495.0 million of total availability on the Holdings Credit Facility, $122.5 million of the $122.5 million of total availability on the Company’s senior secured revolving credit facility (the "NMFC Credit Facility"), $155.4 million6 of convertible notes outstanding and $145.0 million of unsecured notes outstanding. Additionally, the Company had $150.0 million of SBA-guaranteed debentures outstanding as of December 31, 2017.

Portfolio and Asset Quality

The Company puts its largest emphasis on risk control and credit performance. On a quarterly basis, or more frequently if deemed necessary, the Company formally rates each portfolio investment on a scale of one to four. Each investment is assigned an initial rating of a "2" under the assumption that the investment is performing materially in-line with expectations. Any investment performing materially below our expectations would be downgraded from the "2" rating to a "3" or a "4" rating, based on the deterioration of the investment. An investment rating of a "4" could be moved to non-accrual status, and the final development could be an actual realization of a loss through a restructuring or impaired sale.

As of December 31, 2017, one portfolio company had an investment rating of "4". The Company’s investment in this portfolio company had an aggregate cost basis of approximately $0.1 million and an aggregate fair value of approximately $0.4 million.

Recent Developments

The Company had approximately $205.7 million of originations and commitments since the end of the fourth quarter through February 26, 2018. This was offset by approximately $76.3 million of repayments during the same period.

On January 25, 2018, the Company entered into a Commitment Increase Agreement (the "Commitment Agreement") related to the NMFC Credit Facility. The Commitment Agreement increases the total commitments under the NMFC Credit Facility from $122.5 million to $150.0 million from existing lenders in accordance with the accordion feature of the NMFC Credit Facility.

On January 30, 2018, the Company entered into a second supplement (the "Supplement") to the Amended and Restated Note Purchase Agreement, dated September 30, 2016 (the "NPA"). Pursuant to the Supplement, on January 30, 2018, the Company issued to certain institutional investors identified therein, in a private placement, $90.0 million in aggregate principal amount of 4.87% Series 2018A Notes due January 30, 2023 (the "2018A Unsecured Notes") as an additional series of notes under the NPA. Except as set forth in the Supplement, the 2018A Unsecured Notes have the same terms as the $90.0 million in aggregate principal amount of the 5.313% Notes due May 15, 2021 and the $55.0 million in aggregate principal amount of the 4.76% Series 2017A Notes due July 15, 2022 (collectively, the "Prior Notes") that the Company previously issued pursuant to the NPA and the first supplement thereto, respectively. The 2018A Unsecured Notes will rank equal in priority with the Company’s other unsecured indebtedness, including the Prior Notes. Interest on the 2018A Unsecured Notes will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2018.

On February 21, 2018, the Company’s board of directors declared a first quarter 2018 distribution of $0.34 per share payable on March 29, 2018 to holders of record as of March 15, 2018.

On February 27, 2018, we entered into Amendment No. 3 (the "Amendment") to the NMFC Credit Facility. The Amendment extends the term of the NMFC Credit Facility from the existing maturity date of June 4, 2019 to June 4, 2022. After June 4, 2019, the capacity under the NMFC Credit Facility will be reduced from the existing amount of $150.0 million to $135.0 million.

Use of Non-GAAP Financial Measures

In evaluating its business, NMFC considers and uses adjusted investment income as a measure of its operating performance. Adjusted investment income is defined as investment income adjusted to reflect income as if the cost basis of investments held at NMFC’s IPO date had stepped-up to fair market value as of the IPO date. Under GAAP, NMFC’s IPO did not step-up the cost basis of the predecessor operating company’s existing investments to fair market value. Since the total value of the predecessor operating company’s investments at the time of the IPO was greater than the investments’ cost basis, a larger amount of amortization of purchase or issue discount, and different amounts in realized gains and unrealized appreciation, may be recognized under GAAP in each period than if a step-up had occurred. For purposes of the incentive fee calculation, NMFC adjusts income as if each investment was purchased at the date of the IPO (or stepped-up to fair market value).

The term adjusted investment income is not defined under GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted investment income has limitations as an analytical tool and, when assessing NMFC's operating performance, and that of its portfolio companies, investors should not consider adjusted investment income in isolation, or as a substitute for investment income, or other consolidated income statement data prepared in accordance with GAAP. Among other things, adjusted investment income does not reflect NMFC’s, or its portfolio companies’, actual cash expenditures. Other companies may calculate similar measures differently than NMFC, limiting their usefulness as comparative tools.

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[1]	Includes collateral for securities purchased under collateralized agreements to resell.
[2]

References to “YTM at Cost” assume the accruing investments in our portfolio as of a certain date, the "Portfolio Date", are purchased at cost on that date and held until their respective maturities with no prepayments or losses and exited at par at maturity. This calculation excludes the impact of existing leverage. YTM at Cost uses the LIBOR curves at each quarter’s respective end date. The actual yield to maturity may be higher or lower due to the future selection of LIBOR contracts by the individual companies in the Company’s portfolio or other factors.

[3]	Excludes revolving credit facilities, unfunded commitments, payment-in-kind ("PIK") interest, bridge loans, return of capital and realized gains / losses.
[4]

Adjusted investment income is defined as investment income adjusted to reflect income as if the cost basis of investments held at NMFC’s IPO date had stepped-up to fair market value as of the IPO date. Adjusted net investment income also excludes any capital gains incentive fee. For additional information regarding NMFC’s use of this non-GAAP financial measure, please refer to "Use of Non-GAAP Financial Measures".

[5]	Includes reclassification into cash interest of recurring management fee from other income and recurring distributions from dividend income associated with NMFC Senior Loan Program I LLC, NMFC Senior Loan Program II LLC and our investments held by New Mountain Net Lease Corporation.
[6]	Includes premium received on additional convertible notes issued in September 2016.

Conference Call

New Mountain Finance Corporation will host a conference call at 10 a.m. Eastern Time on Thursday, March 1, 2018, to discuss its fourth quarter 2017 financial results. All interested parties may participate in the conference call by dialing +1 (877) 443-9109 approximately 15 minutes prior to the call. International callers should dial +1 (412) 317-1082. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the Company's website, http://ir.newmountainfinance.com. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. Following the call, you may access a replay of the event via audio webcast on our website. We will be utilizing a presentation during the conference call and we have posted the presentation to the investor relations section of our website.

New Mountain Finance Corporation
Consolidated Statements of Assets and Liabilities
(in thousands, except shares and per share data)

	December 31, 2017	December 31, 2016
Assets
Investments at fair value
Non-controlled/non-affiliated investments (cost of $1,438,889 and $1,379,603, respectively)	$1,462,182	$1,346,556
Non-controlled/affiliated investments (cost of $180,380 and $54,996, respectively)	178,076	57,440
Controlled investments (cost of $171,958 and $140,579, respectively)	185,402	154,821
Total investments at fair value (cost of $1,791,227 and $1,575,178, respectively)	1,825,660	1,558,817
Securities purchased under collateralized agreements to resell (cost of $30,000 and $30,000, respectively)	25,212	29,218
Cash and cash equivalents	34,936	45,928
Interest and dividend receivable	31,844	17,833
Receivable from affiliates	343	346
Receivable from unsettled securities sold	–	990
Other assets	10,023	2,886
Total assets	$1,928,018	$1,656,018

Liabilities
Borrowings
Holdings Credit Facility	$312,363	$333,513
Convertible Notes	155,412	155,523
SBA-guaranteed debentures	150,000	121,745
Unsecured Notes	145,000	90,000
NMFC Credit Facility	122,500	10,000
Deferred financing costs (net of accumulated amortization of $16,578 and $12,279, respectively)	(15,777)	(14,041)
Net borrowings	869,498	696,740
Management fee payable	7,065	5,852
Incentive fee payable	6,671	5,745
Interest payable	5,107	3,172
Deferred tax liability	894	1,034
Payable to affiliates	863	136
Payable for unsettled securities purchased	–	2,740
Other liabilities	2,945	2,037
Total liabilities	893,043	717,456
Commitments and contingencies
Net Assets
Preferred stock, par value $0.01 per share, 2,000,000 shares authorized, none issued	–	–
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 75,935,093 and 69,755,387 shares issued, respectively, and 75,935,093 and 69,717,814 shares outstanding, respectively	759	698
Paid in capital in excess of par	1,053,468	1,001,862
Treasury stock at cost, 0 and 37,573 shares held, respectively	–	(460)
Accumulated undistributed net investment income	39,165	2,073
Accumulated undistributed net realized (losses) gains on investment	(76,681)	(36,947)
Net unrealized appreciation (depreciation) (net of provision for taxes of $894 and $1,034, respectively)	18,264	(28,664)
Total net assets	$1,034,975	$938,562
Total liabilities and net assets	$1,928,018	$1,656,018

Number of shares outstanding	75,935,093	69,717,814
Net asset value per share	$13.63	$13.46

New Mountain Finance Corporation
Consolidated Statements of Operations
(in thousands, except shares and per share data)

	Year Ended December 31,
	2017	2016	2015
Investment income
From non-controlled/non-affiliated investments:
Interest income	$145,283	$140,983	$132,665
Dividend income	159	220	(407)
Non-cash dividend income	811	–	–
Other income	8,751	7,708	5,996
From non-controlled/affiliated investments:
Interest income	2,808	4,538	5,402
Dividend income	3,498	3,728	3,619
Non-cash dividend income	12,627	156	–
Other income	1,186	1,193	1,965
From controlled investments:
Interest income	1,709	1,904	2,007
Dividend income	15,740	4,073	–
Non-cash dividend income	4,415	3,023	2,559
Other income	819	558	49
Total investment income	197,806	168,084	153,855
Expenses
Incentive fee	25,101	22,011	20,591
Management fee	32,694	27,551	25,858
Interest and other financing expenses	37,094	28,452	23,374
Professional fees	3,658	3,087	3,214
Administrative expenses	2,779	2,683	2,450
Other general and administrative expenses	1,636	1,589	1,665
Total expenses	102,962	85,373	77,152
Less: management and incentive fees waived	(7,442)	(4,824)	(5,219)
Less: expenses waived and reimbursed	(474)	(725)	(733)
Net expenses	95,046	79,824	71,200
Net investment income before income taxes	102,760	88,260	82,655
Income tax expense	556	152	160
Net investment income	102,204	88,108	82,495
Net realized (losses) gains:
Non-controlled/non-affiliated investments	(39,734)	(16,717)	(12,789)
Net change in unrealized appreciation (depreciation):
Non-controlled/non-affiliated investments	56,340	30,742	(40,807)
Non-controlled/affiliated investments	(4,748)	1,315	(633)
Controlled investments	(798)	8,074	6,168
Securities purchased under collateralized agreements to resell	(4,006)	(486)	(296)
Benefit (provision) for taxes	140	642	(1,183)
Net realized and unrealized gains (losses)	7,194	23,570	(49,540)
Net increase in net assets resulting from operations	$109,398	$111,678	$32,955
Basic earnings per share	$1.47	$1.72	$0.55
Weighted average shares of common stock outstanding-basic	74,171,268	64,918,191	59,715,290
Diluted earnings per share	$1.38	$1.60	$0.55
Weighted average shares of common stock outstanding-diluted	83,995,395	72,863,387	66,968,089
Distributions declared and paid per share	$1.36	$1.36	$1.36

ABOUT NEW MOUNTAIN FINANCE CORPORATION

New Mountain Finance Corporation is a closed-end, non-diversified and externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. The Company's investment objective is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. The Company’s first lien debt may include traditional first lien senior secured loans or unitranche loans. Unitranche loans combine characteristics of traditional first lien senior secured loans as well as second lien and subordinated loans. Unitranche loans will expose the Company to the risks associated with second lien and subordinated loans to the extent it invests in the "last out" tranche. In some cases, the investments may also include small equity interests. The Company's investment activities are managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C., which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. More information about New Mountain Finance Corporation can be found on the Company's website at http://www.newmountainfinance.com.

ABOUT NEW MOUNTAIN CAPITAL

New Mountain Capital is a New York based investment firm focused on long-term business-building and growth investments. The firm currently manages private equity, public equity, and credit funds with over $20 billion in assets under management. New Mountain seeks out what it believes to be the highest quality growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies. For more information on New Mountain Capital, please visit http://www.newmountaincapital.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain "forward-looking statements", which relate to our future operations, future performance or our financial condition. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those described from time to time in our filings with the Securities and Exchange Commission or factors that are beyond our control. New Mountain Finance Corporation undertakes no obligation to publicly update or revise any forward-looking statements made herein. All forward-looking statements speak only as of the time of this press release.

CONTACT:
New Mountain Finance Corporation
Investor Relations
Shiraz Y. Kajee, Authorized Representative
NMFCIR@newmountaincapital.com
(212) 220-3505